Monday July 19, 8:24 am Eastern Time

Company Press Release

Vodafone AirTouch Acquisition of CommNet Cellular to Expand AirTouch's Footprint in 9 Western States


SAN FRANCISCO and ENGLEWOOD, Colo.-- (BUSINESS WIRE)--July 19, 1999-- Vodafone AirTouch Plc (NYSE:VOD - news) and CommNet Cellular Inc. (Nasdaq:CELS - news) today announced that Vodafone AirTouch has agreed, through its subsidiary AirTouch Cellular, to purchase CommNet, based in Englewood, CO, for $764 million in cash, plus debt which is expected to be about $600 million at the close of the transaction. CommNet is controlled by Blackstone Capital Partners II, a private equity fund of The Blackstone Group, a private investment bank in New York.

The deal, which is expected to close in four to five months, will add vast new regions to AirTouch Cellular's coverage area in the Western United States. CommNet offers service in most of Colorado, Montana, North Dakota, South Dakota, Utah and Wyoming and parts of Idaho, Iowa and New Mexico. It also owns minority interests in operations in three other states.

CommNet's share of those markets gives it access to about 3.6 million potential customers. It has about 360,000 proportionate customers.

The purchase fills gaps in AirTouch's coverage area which until now have been served through costly roaming agreements. AirTouch will now be able to extend service to communities such as Rapid City and Sioux Falls, South Dakota; Sioux City, Iowa; Bismarck, North Dakota; Great Falls and Billings, Montana; and Pueblo, Colorado.

"CommNet's markets are well managed and fit ours like hand in glove," said Chris Gent, CEO of Vodafone AirTouch Plc. "This deal will allow customers to enjoy the benefits of AirTouch quality over a much broader area. It will cut our roaming costs and offer significant marketing synergies, which will enable us improve the value we offer customers."

Under the terms of the agreement, shareholders of CommNet will receive $31 per share in cash, plus 8 percent annual interest from July 18, 1999 until closing.

Arnold C. Pohs, Chairman and CEO of CommNet, said, "This transaction joining CommNet with the world's largest wireless telecommunications company is a true benefit for our shareholders, subscribers, telephone company partners, employees and future customers. As the definitive provider of cellular telephony to rural America, we know that our heritage of service and quality is now firmly secure for the future."

Mark T. Gallogly, Senior Managing Director at The Blackstone Group who is responsible for the firm's cable, communications and media investments, observed, "We have been privileged to partner with an outstanding team at CommNet. Arnold Pohs, Dan Dwyer and their team have done a tremendous job to maximize value for all CommNet shareholders. AirTouch is a world-class company with the capability to grow CommNet to compete effectively on a national basis."

The transaction is subject to customary conditions including receipt of approval from the Federal Communications Commission. Blackstone has agreed to vote in favor of the transaction. CommNet was advised by Morgan Stanley Dean Witter, which delivered a fairness opinion, and the law firm of Simpson Thacher & Bartlett.

AirTouch serves 9 million U.S. cellular and PCS customers on a proportionate basis. Its ventures operate in 25 states and 22 of the top 30 U.S. markets, including Atlanta, Chicago, Dallas, Detroit, Houston, Los Angeles, Miami, Phoenix, San Diego, San Francisco and Seattle. AirTouch is part of the Vodafone AirTouch Plc, the world's largest wireless communications firm, based in the United Kingdom. It has mobile operations in 24 countries on five continents, with more than 28 million proportionate cellular customers. For more information, visit the AirTouch web site at www.airtouch.com.

The Blackstone Group is a private investment bank based in New York City. It was founded in 1985 by its Chairman, Peter G. Peterson, and its President and CEO, Stephen A. Schwarzman. Blackstone is a leader in private equity investing, and is currently in the process of investing its Blackstone Capital Partners III fund, which represents approximately $4 billion of equity capital. The Blackstone Group is also engaged in five other business areas including Mergers and Acquisitions Advisory, Restructuring and Reorganization Advisory, Private Equity Real Estate Investing, Private Mezzanine Investing, and Liquid Alternative Asset Investing.


--------------------------------------
Contact:
     Vodafone AirTouch
     Jonathan Marshall, 415/658-2209
          or
     CommNet Cellular
     Dan Dwyer, 303/694-8568
          or
     The Blackstone Group
     Maryfrances Metrick, 212/583-5837





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